EXHIBIT 5

Postbus 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, draft dated 21 March 2006
Mittal Steel Company N.V. Hofplein 20, 15th floor 3032 AC Rotterdam The Netherlands

Ladies and Gentlemen,

This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission on [                    ], 2006.

We have acted as your legal counsel as to Netherlands law in connection with the issuance of a maximum number of [                    ] class A common shares in the share capital of Mittal Steel Company N.V. with a nominal value of EUR 0.01 (the “Issued Shares”) by Mittal Steel Company N.V., a public company with limited liability (naamloze vennootschap), organised under the laws of the Netherlands (“Mittal Steel”). The Issued Shares will be issued to holders of shares and of convertible bonds of Arcelor S.A. (the “Arcelor Shareholders and Convertible Bondholders”) in connection with the mixed cash and share exchange offer by Mittal Steel to the Arcelor Shareholders and Convertible Bondholders dated [                    ] (the “Offer”).

This opinion letter is addressed to you and may be provided to the Arcelor Shareholders and Convertible Bondholders. It may only be relied upon in connection with the Offer. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

In rendering the opinion expressed herein, we have exclusively reviewed and we have relied upon the following documents: (i) a copy of the prospectus approved by and filed with the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) on [                    ] relating to the Issued Shares (the “Prospectus”), (ii) a copy of the offer document relating to the Offer as approved by and filed with the Luxembourg Commission de Surveillance du Secteur Financier on [                    ] (the “Offer Document”), (iii) a fax copy of the deed of incorporation of Mittal Steel dated May 27, 1997 (the “Deed of Incorporation”), (iv) an authentic copy of the current articles of association of Mittal Steel as amended on June 21, 2005 (the “Articles of Association”), (v) a copy of the certified extract from the Rotterdam Chamber of Commerce Commercial Register relating to Mittal Steel dated [                    ], 2006 (the “Extract”), (vi) a copy of the registration statement on Form F-4 (Registration No. [                    ]) as filed with the U.S. Securities and Exchange Commission on [                    ] (the “Form F-4”), (vii) a copy of the board resolution relating to the Offer dated [            ] (the “Board Resolution”), [(viii) a copy of the shareholders’ circular and the notice for the annual general meeting of shareholders of Mittal Steel dated [            ] relating to the Offer (the “AGM Documents”)], and (ix) a copy of the deed of issue relating to the Issued Shares (the “Deed of Issue”), which documents we deem necessary and appropriate to render the opinion expressed herein. We have relied on the correctness and completeness of the representations made by Mittal Steel in the Prospectus, the Offer Document and the Form F-4 as to factual matters and assumed that the Prospectus, the Offer Document and the Form F-4 have not been amended or revoked. We have not assessed the economic merits and consequences of the transactions contemplated by the Prospectus, the Offer Document and the Form F-4.

This opinion letter sets out our opinion as at today’s date on certain matters of the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be (“Netherlands Law”) and the opinion and statements expressed in this opinion letter are limited in all respects to, and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or EU competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today’s date.

In this opinion letter, Netherlands legal concepts are expressed in English terms and not in their original Netherlands terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. For the purposes of this opinion letter, we have assumed that:

a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	prior to or simultaneously with the issuance of the Issued Shares, the contribution, including the transfer of the Arcelor shares and the Arcelor convertible bonds to Mittal Steel, to be made in accordance with the Deed of Issue has in fact been made;

c.	the Board Resolution and the document or documents containing the resolutions to be made by the extraordinary general meeting of shareholders with respect to the transactions contemplated by the Prospectus, the Offer Document and the Form F-4, and the issuance of the Issued Shares (the “Minutes”) will be validly signed, will be in full force and effect, and will correctly reflect the resolutions stated in the Minutes and the statements made in the Minutes will be complete and correct; and

d.	the Deed of Issue as to be executed by Mittal Steel and certain other persons will be validly signed and will be in full force and effect.

Based upon and subject to the foregoing and subject to the qualification set forth herein and to any matters, documents or events not disclosed to us, we express the following opinion:

After the execution of the Deed of Issue, the Issued Shares (i) will have been validly issued by Mittal Steel in accordance with Netherlands Law and the Articles of Association, and (ii) will have been fully paid and non-assessable.

The opinion expressed above is subject to the following qualification:

The concept of non-assessable does not exist with respect to shares in a Netherlands public company with limited liability (naamloze vennootschap), however under Netherlands law no holder of shares in a Netherlands public company with limited liability will, by reason of being such a holder alone, be subject to personal liability, after such shares have been fully paid up.

We consent to the filing of this opinion as an exhibit to the registration statement on Form F-4 (Registration No. [                    ]) and further consent to the reference to our firm in the registration statement on Form F-4 under the captions “Validity of Securities” and “Service of Process and Enforceability of Civil Liabilities”.

Yours faithfully,

NautaDutilh N.V.

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